Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive	David Pleiss
Omaha, NE 68154	Investor Relations
(402) 963-1500
dmpleiss@west.com

West Corporation Chief Financial Officer to Retire in 2015

OMAHA, NE, May 6, 2014 – West Corporation, a leading provider of technology-driven communication services, today announced that Chief Financial Officer and Treasurer, Paul Mendlik, has decided to retire in April 2015. Mr. Mendlik has been CFO since joining West in November 2002. The Company will initiate a search for a new CFO and Mr. Mendlik has agreed to a two-year consulting agreement post retirement to help ensure a smooth transition.

“Paul has made significant contributions to West Corporation over the past 11+ years as our revenue grew from $821 million to $2.7 billion. He has been instrumental in helping the Company integrate over 25 acquired companies and strengthen its financial operations. The timing of his departure will enable an efficient transition. We wish him well in his upcoming retirement,” said Tom Barker, CEO.

“West Corporation is as strong as it has ever been and is well positioned for future growth,” said Paul Mendlik. “I am proud of the track record we have built and the integrity and quality of the team we have assembled at West.”

About West Corporation

West Corporation (Nasdaq:WSTC) is a leading provider of technology-driven communication services. West offers its clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. West’s customer contact solutions and conferencing services are designed to improve its clients’ cost structure and provide reliable, high-quality services. West also provides mission-critical services, such as public safety and emergency communications.

Founded in 1986 and headquartered in Omaha, Nebraska, West serves Fortune 1000 companies and other clients in a variety of industries, including telecommunications, retail, financial services, public safety, technology and healthcare. West has sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America. For more information on West Corporation, please call 1-800-841-9000 or visit www.west.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue” or similar terminology. These statements reflect only West’s current expectations and are not guarantees of future performance or results. These statements are subject to various risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. West is also subject to other risk factors described in documents filed by the company with the United States Securities and Exchange Commission.

These forward-looking statements speak only as of the date on which the statements were made. West undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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